                                                                       EXHIBIT 1

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Shareholders
UNC Incorporated:

  We have audited the accompanying statements of earnings and cash flows of certain of the hangar facilities (as described in Note 1, "the Hangars") of AlliedSignal Engines-Hangar Operations, a division of AlliedSignal Inc., for the six month period ended June 30, 1994 and the year ended December 31, 1993. These financial statements are the responsibility of the Hangars management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the Hangars for the six month period ended June 30, 1994 and the year ended December 31, 1993, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Washington, D.C.
July 26, 1996

                    ALLIEDSIGNAL ENGINES--HANGER OPERATIONS
                       (A DIVISION OF ALLIEDSIGNAL INC.)

                             STATEMENT OF EARNINGS
         FOR THE SIX MONTH PERIOD ENDED JUNE 30, 1994 AND FOR THE YEAR
                            ENDED DECEMBER 31, 1993
                                 (IN THOUSANDS)

                                                          DECEMBER 31, JUNE 30,
                                                              1993       1994
                                                          ------------ --------
Net sales................................................   $253,191   $124,144
Cost of sales............................................    162,575     80,522
                                                            --------   --------
  Gross profit...........................................     90,616     43,622
Selling, general and administrative expenses.............      9,608      5,299
                                                            --------   --------
  Operating profit.......................................     81,008     38,323
Interest expense.........................................       (187)       (93)
Other income (expense)...................................         47       (136)
                                                            --------   --------
Net earnings.............................................   $ 80,868   $ 38,094
                                                            ========   ========

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

                    ALLIEDSIGNAL ENGINES--HANGER OPERATIONS
                       (A DIVISION OF ALLIEDSIGNAL INC.)

                            STATEMENT OF CASH FLOWS
           FOR THE SIX MONTH PERIOD ENDED JUNE 30, 1994 AND THE YEAR
                            ENDED DECEMBER 31, 1993
                                 (IN THOUSANDS)

                                                        DECEMBER 31, JUNE 30,
                                                            1993       1994
                                                        ------------ --------
Cash flows from operating activities:
Net earnings...........................................   $ 80,868   $ 38,094
Adjustments to reconcile net earnings to net cash from
 operating activities:
  Depreciation and amortization of property and
   equipment...........................................      1,686        882
  Loss on disposal of property and equipment...........                   177
  Changes in operating assets and liabilities:
    Accounts receivable, trade.........................     (2,117)      (604)
    Inventories........................................      3,115      4,395
    Prepaid and other current assets...................        196        (27)
    Accounts payable, trade............................     (1,242)     1,638
    Accrued expenses and other liabilities.............       (273)       356
    Due to affiliate...................................       (758)     1,424
                                                          --------   --------
  Net cash flows from operating activities.............     81,475     46,335
Cash flows used in investing activities:
  Purchases of property and equipment..................       (471)      (264)
                                                          --------   --------
  Net cash flows used in investing activities..........       (471)      (264)
Cash flows from financing activities:
  Cash distributions to AlliedSignal Inc. .............    (81,008)   (46,070)
                                                          --------   --------
  Net cash flows used in financing activities..........    (81,008)   (46,070)
                                                          --------   --------
Net increase (decrease) in cash and cash equivalents...         (4)         1
Cash and cash equivalents, at beginning of period......         49         45
                                                          --------   --------
Cash and cash equivalents, at end of period............   $     45   $     46
                                                          ========   ========

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

                    ALLIEDSIGNAL ENGINES--HANGAR OPERATIONS

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The financial statements include the accounts of the Augusta, Ga.; Houston, Tx.; Little Rock, Ark.; Los Angeles, Ca.; Ronkonkoma, NY.; and Springfield, Ill. hangar facilities (those acquired by Garrett Aviation Services in July 1994, "the Hangars"), of AlliedSignal Engines-Hangar Operations, a wholly integrated line of business of AlliedSignal Engines, a division of AlliedSignal Inc. The financial results of operations of the Hangars, as presented herein for the six month period ended June 30, 1994 and the year ended December 31, 1993, would not be the same as would have occurred had the Hangars been an independent entity. Certain costs, including certain employee benefit costs, corporate expenses and income taxes were not allocated to these facilities and are not included in the accompanying financial statements.

  The Hangars provide turbine-powered airframe maintenance and related services, technical support and turbine engine repair, overhaul and related services on turbine engine products to general aviation operators and regional commercial airlines. The services are provided at airport hangar locations throughout the United States.

 Revenue Recognition

  Revenue from engine and airframe maintenance services is recognized upon completion of the repair. Revenue from parts sales is recognized upon shipment of the part to the customers.

 Cash and Cash Equivalents

  The Hangars consider all highly liquid investments with maturities of three months or less to be cash equivalents for the purposes of the statement of cash flows.

 Inventories

  Materials inventory is stated at the lower of cost or market, with cost being determined on the average cost basis. Work-in-process includes material, labor and related overhead.

 Depreciation and Amortization

  The cost of property and equipment are depreciated over the useful life of the assets using the straight-line method. Leasehold improvements are amortized over the shorter of their useful lives or the terms of the related leases using the straight-line methods.

 Concentration of Credit Risk

  Substantially all of the revenues are derived from customers in the general aviation market by direct sales and through repair and overhaul operations.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of revenues and expenses reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Statement of Cash Flows

  During 1993 and the six months period ended June 30, 1994, no interest was paid by the Hangars.

2. RENTAL EXPENSE

  The Hangars have various noncancelable operating leases relating principally to real property, which expire at various dates through 2018. Rental expense for the six month period ended June 30, 1994 and the year ended December 31, 1993 was $1,155,000 and $2,219,000, respectively.


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